Exhibit 10.15

DOLLAR GENERAL CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of [ • ], 2009 (the “Grant Date”), between Dollar General Corporation, a Tennessee corporation (hereinafter called the “Company”), and [              ] (hereinafter referred to as the “Grantee”).  Capitalized terms not otherwise defined herein shall have the same meanings as in the Amended and Restated 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates, as amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement.

WHEREAS, the Company desires to grant the Grantee a restricted stock unit award as provided for hereunder, ultimately payable in shares of Common Stock of the Company, par value $0.875 per Share (the “Restricted Stock Unit Award”), pursuant to the terms and conditions of this Agreement and the Plan; and

WHEREAS, the committee of the Company’s Board appointed to administer the Plan (the “Committee”) has determined that it would be to the advantage and in the best interest of the Company and its shareholders to grant the Restricted Stock Unit Award provided for herein to the Grantee;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.     Grant of the Restricted Stock Unit.  Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee [ • ] Restricted Stock Units. A “Restricted Stock Unit” represents the right to receive one share of Common Stock upon satisfaction of the vesting and other conditions set forth in this Agreement.  The Restricted Stock Units shall vest and become nonforfeitable in accordance with Section 2 hereof.

2.     Vesting.

(a)           The Restricted Stock Units shall become vested and nonforfeitable in three equal installments on each of the first, second, and third annual shareholders meeting of the Company immediately following the Grant Date (each such date, a “Vesting Date”), so long as the Grantee continues to be a member of the Board through each such Vesting Date.  Subject to acceleration of vesting pursuant to Section 2(b) below, upon any cessation of service by the Grantee as a member of the Board prior to any Vesting Date(s), the Grantee shall forfeit any rights to vest in any then unvested Restricted Stock Units.

(b)           Notwithstanding the foregoing, (i) if the Grantee ceases to be a member of the Board due to the Grantee’s death or Disability (as defined below), then that 33 1/3% portion of the Restricted Stock Units that would have become vested and nonforfeitable on the next Vesting Date if the Grantee had remained a member of the Board through such date will become vested and nonforfeitable upon such death or Disability; and (ii) the Restricted Stock Units shall become immediately vested and nonforfeitable as to 100% of the shares of Common Stock subject to such Restricted Stock Units immediately prior to a Change in Control (but only to the extent such Restricted Stock Units have not otherwise terminated or become vested and nonforfeitable) so long as the Grantee is a member of the Board through the date of the Change in Control.

(c)           For the purposes of this Agreement, Disability shall have the meaning as provided under Section 409A(a)(2)(C)(i) of the Code.

3.     Entitlement to Receive Common Stock.

(a)           Shares corresponding to the number of Restricted Stock Units granted herein (“RSU Shares”) are to be delivered to the Grantee as soon as reasonably and administratively practicable after the Restricted Stock Units become vested pursuant to the provisions of Section 2 above, but in no event later than two and one-half months after the end of the fiscal year of the Company during which the applicable Restricted Stock Units become vested.  However, if the Grantee has made an election to defer receipt of all or any portion of the vested RSU Shares to a date beyond the applicable Vesting Date in accordance with the provisions of the Dollar General Corporation Deferral Election Form provided to the Grantee and returned to the Company prior to the Grant Date (such shares, the “Deferred Shares”), any such Deferred Shares shall instead be delivered on the date(s) so elected by the Grantee pursuant to such Deferral Election Form (each a “Deferred Delivery Date”), but in no event later than December 31 of the calendar year in which such Deferred Delivery Date occurs.

(b)           As soon as is administratively feasible on or following any date on which any RSU Shares are to be delivered to the Grantee in accordance with Section 3(a) above, the Company shall deliver to the Grantee or the Grantee’s legal representative a share certificate or evidence of electronic delivery of such RSU Shares in the amount of the RSU Shares so delivered to the Grantee, and such RSU Shares shall be registered in the name of the Grantee.

(c)           The shares of Common Stock deliverable upon the payment of a vested Restricted Stock Unit may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable.

4.     Dividend Equivalents.  In the event that the Company pays any ordinary dividend (whether in cash, shares of Common Stock or other property) on its Shares, on the date such dividend is paid to shareholders the Grantee shall be credited, based on the number of unvested Restricted Stock Units held by the Grantee and the number of Deferred Shares (if any) that the Grantee is entitled to receive on a Deferred Delivery Date, in each case as of the record date of such dividend, with additional Restricted Stock Units or Deferred Shares, as applicable, that reflect the amount of such dividend (or if such dividend is paid in shares of Common Stock or other property, the fair value of the dividend, as determined in good faith by the Board).  Any such additional Restricted Stock Units and Deferred Shares, as applicable, shall be subject to all terms and conditions of this Agreement.

5.     Transferability.  Neither the Restricted Stock Units prior to becoming vested pursuant to Section 2 nor any interest or right therein or part thereof shall be liable for the debts,

contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5 shall not prevent transfers by will or by the applicable laws of descent and distribution.

6.     Grantee’s Continued Service on the Board. Nothing contained in this Agreement or in any other agreement entered into by the Company and the Grantee guarantees that the Grantee will continue to serve as a member of the Board for any specified period of time.

7.     Change in Capitalization. If any event described in Section 9 of the Plan occurs, this Agreement and the Restricted Stock Units (and any Deferred Shares due to be delivered hereunder) shall be adjusted to the extent required or permitted, as applicable, pursuant to Section 9 of the Plan.

8.     Taxes. The Grantee shall have full responsibility, and the Company shall have no responsibility, for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to such Restricted Stock Units, including upon the vesting of the Restricted Stock Units and the delivery of any RSU Shares. The Grantee is hereby advised to seek his or her own tax counsel regarding the taxation of the grant and vesting of the Restricted Stock Units hereunder (and the tax consequences of any deferral election made in respect of the delivery of any RSU Shares).

9.     Limitation on Obligations.  This Restricted Stock Unit Award shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.  In addition, the Company shall not be liable to the Grantee for damages relating to any delays in issuing the share certificates or electronic delivery thereof to him (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance or registration of the certificates or in the certificates themselves.

10.   Securities Laws.  The Company may require the Grantee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws.  The granting of the Restricted Stock Units hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

11.   Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or his or her designee, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 11, either party may hereafter designate a different address for notices to be given to him.  Any notice that is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 11.  Any notice shall have been deemed duly given when delivered by hand or courier or when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service

12.   Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

13.   Section 409A of the Code.  The provisions of Section 10(c) of the Plan are hereby incorporated by reference.

14.   Restricted Stock Units Subject to Plan. The Restricted Stock Unit Award and the Shares issued to the Grantee upon payment of the Restricted Stock Units shall be subject to all terms and provisions of the Plan, to the extent applicable to the Restricted Stock Units and such Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

15.   Amendment and Termination. This Agreement may be modified in any manner consistent with Section 10 of the Plan.

16.   Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Restricted Stock Unit Award.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

17.   Rights as Shareholder. Except as may be otherwise provided in Section 7 of this Agreement, the holder of a Restricted Stock Unit Award shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares issuable upon the payment of a vested Restricted Stock Unit unless and until a certificate or certificates representing such Shares shall have been issued by the Company to such holder or, if the Common Stock is listed on a national securities exchange, a book entry representing such Shares has been made by the registrar of the Company.

18.   Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DOLLAR GENERAL CORPORATION

By:
Name:
Title:

GRANTEE

Name:

ADDRESS: